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                                                                Exhibit 99.1


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                                    FINAL
                                CONFIDENTIAL
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                                 Cenveo Inc.
                    Fourth Quarter 2004 Earnings Release
                               Conference Call
                         Monday February 14th, 2005
                        11:00 AM, MDST (1:00 PM EDST)

Paul Reilly -, President and Chief Executive Officer
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Michel Salbaing - Senior Vice President & Chief Financial Officer
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[Paul's introduction:]

Good morning ladies and gentlemen, and thank you for joining us today.

During today's conference call we will cover the following salient points:

       1. Q4 was in line with the high end of management's guidance when we revised our full year 2004 outlook in early December. We nevertheless improved our EBITDA in the fourth quarter over last year.

       2. Review our strategy and particularly how it continues to drive progress in growing our top line both organically and through successful acquisitions

       3.     Commentary on guidance for full year 2005.

In summary, we are all disappointed that Q4 results have broken 9 consecutive postings of quarter over comparable quarter growth in EBITDA. We remain confident in Cenveo's

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future as our strategy is demonstrating significant tangible results in growing sales. In 2005, we will fine-tune our processes to further grow sales profitably and operate efficiently. In evaluating our results for Q4 we see the power of our strategy. In the future we believe this strategy will allow profits to continually grow, even if we experience severe pricing pressure as we did in the second half of 2004.

     I'd now like to pass the call over to Michel for the required Safe Harbor comments and his review of the financial reports attached to the press release.

[SAFE HARBOR STATEMENT - MICHEL SALBAING]

Thank you Paul, and again, good day ladies and gentlemen.

         During the course of this conference today, we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received to this call, as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements we make today are intended to come within the SEC's safe-harbor with respect to such statements.

[FINANCIAL COMMENTARY - MICHEL SALBAING]

1. THE SUMMARY FINANCIAL RESULTS
   -----------------------------

As shown in the financial highlights attached to the press release, as well as in the Supplementary information to the

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press release, Cenveo's sales in the fourth quarter of 2004 were $481.7 million compared to $424.3 million in the same period last year a $57.4 million or 13.5% increase. Of this increase, only $11.4 million or 2.7% came from acquisitions. For the twelve months ended December 31, total sales were $1,743 million up $71 million or $4.3 % from last year's sales of $1,672 million. Sales in the fourth quarter were a reflection of more robust markets, but mostly of our ability to capture market share. For the third quarter in a row we have had year over year organic growth in our quarterly sales. We have not experienced sustained sales growth like this since prior to the 2001 recession. EBITDA in the fourth quarter was $34.3 million, essentially flat to last year. For the full year we generated EBITDA of $128.6 compared to the $126.2 million we generated last year. This amounts to a 1.9% increase. This was at the top end of the range we gave on December 10, 2004 when we announced that we expected EBITDA for the year to be in the range of $126 to $129 million. As expected the margins we realized during the fourth quarter were lower at 7.1% EBITDA to sales, than the 8.1% achieved last year. As we discussed in our December conference call, this reduction in profitability came from our inability to pass on paper price increases immediately to some of our envelope customers where we have long term contracts which regulate the timing of any price increases, and the generally lower profitability of the office products channel, where we have significant market share.

SG&A expenses continued at an increased level this quarter as compared to last year because of the investment we continue to make in sales and marketing as our markets strengthen. $4 million of the increase was due to higher sales expenses, principally invested in our ability to present our "One Stop Shopping" value proposition to C level executives at large customer firms. The increase in sales in

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Q4 across our entire product line shows that we are starting to benefit from this investment and we expect this to continue in the coming quarters.
Almost $1 million was G&A expenses taken on from our acquisitions. We also continued to incur extra expenses because of Sarbanes-Oxley work we had to perform in conjunction with our year-end audit.

During the quarter we incurred $4.5 million of restructuring and asset impairment charges. These charges were the result of our termination of an unfavorable lease in NYC, completing the integration of our acquisitions in Seattle and San Francisco and the writing down of the values of some equipment, which we plan to take out of service during the first quarter of 2005.

Net loss for the quarter was $3.6 million or $0.08 per share compared to a net income of $2.5 million last year or $0.05 per share. The tax expense we incurred during the quarter, notwithstanding the fact that we had a loss before income taxes, was the result of a valuation allowance we took against tax assets created during the quarter. We needed to do this throughout 2004 and expect to continue to do so in 2005 to the extent additional tax assets are created.

2. CASH FLOW & CAPITAL STRUCTURE
   -----------------------------

During the quarter, cash flow from operations was approximately $10 million (some $10 million better than last quarter) compared to $26 million provided in the fourth quarter last year. In the quarter we increased working capital by $5 million instead of lowering it as we normally do, during the last part of the year. The strong increase in sales in the fourth quarter compared to last year created this increase in Working Capital on a year over year basis.

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Total debt as of December 31, was $770 million virtually unchanged in the quarter, and up $21 million from last year. The company generated free cash flow as expected during the year, but chose to make a series of investments. In the first quarter, we took the opportunity to refinance our subordinated notes that were due in 2008 and take advantage of favorable bond market conditions. Our new notes are at a lower interest rate and mature in 2013. Our debt increased by $20 million to cover the redemption premium and issuance costs. In the third quarter, we invested $10 million to acquire Valco Graphics in Seattle and Waller Press in San Francisco. During the year we invested $25 million in working capital, primarily to support new business with our office products customers. These investments are complete and we do not expect them to reoccur in 2005. Our ability to generate $35 to $50 million of free cash flow at this level of profitability therefore remains unchanged.

Our interest costs were $19.4 million during the quarter, $1.6 million more than in the same period last year, despite our slightly lower average borrowing rate, reflecting the fact that we carried a higher average debt load during the quarter than we did in the same period last year.

With our present debt structure, where 87% of our debt is at fixed rates, we are not vulnerable to interest rate hikes. As interest rates are starting to increase we will actually be able to lower our interest costs next year as we reduce our borrowings on our revolving facility through the generation of free cash flow. Nor do we have any significant maturities before 2012 since we expect that there will be no amounts outstanding on our revolving facility when it matures in 2008.

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Now an update by segment:

FIRST THE COMMERCIAL SEGMENT

Sales in the fourth quarter increased in the Commercial Segment 13.5% over the prior year, or $44.2 million including $11.4 million of acquired sales. This represents organic growth of 10%. We estimate that the overall market for our products grew 4.5% in the period.

EBITDA for the quarter, however, decreased $1.6 million to $26.2 million or 7% of sales from 8.5% of sales in the fourth quarter last year. The mix of products was weighted more towards high speed web produced products both in our envelope and commercial print plants, yielding less profit than the more customized special envelopes or high impact sheet fed press production. This profitability which is lower than that achieved in Q3 brings us back to the patterns that we experienced in 2000 and prior, where the first and third quarters were more profitable than the second and fourth.

The rapid increases, in the third and fourth quarters, of paper prices in the grades we use also had a negative impact in the fourth quarter, as customers were less willing to absorb the full increase.

Finally some significant high impact printing jobs were canceled at the last moment in the quarter and we were not able to replace them. This further changed the mix towards lower average profitability production.

For the full year, sales are up 4.5% and EBITDA increased 1%.

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NOW THE RESALE SEGMENT

During the fourth quarter of 2004, sales of the Resale Segment were up to $110.7 million from $97.5 million in the same quarter last year. This 13.5% increase in sales was due to strong organic growth in sales of all of our business labels and documents products and market share gains in office products. Growth in sales of business documents during the quarter was better than 3%, a growth rate we have not seen for many years. Sales in both our office products and labels product lines saw double digit growth in the quarter.

As a result we have now had three straight quarters where our resale segment grew quarter over quarter. 2004 has been the first year of organic sales growth for this segment since before 2001. We estimate that the overall market for these products grew 2.5% in the period.

Overall in the Resale segment, EBITDA for Q4 was $12.3 million, as compared to $14.8 million for the same period last year. Intense pricing pressure has reduced profitability in this channel. Results were also negatively impacted by our inability to pass on all paper price increases as they occurred. The contractual relationships in this channel impose a delay in increasing prices. As you will recall profitability in this channel was the main reason why we were unable to reach the original guidance on 2004 results and we had to adjust that guidance in December. We now are passing on all paper price increases announced in 2004. The paper prices announced as of January 3rd, 2005, will be passed on as soon as contractually possible. Overall, our EBITDA margin in Resale is still a strong 11.1% in the quarter and 12.7% for the whole year. This business remains

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an attractive market for us although not as profitable as it once was.

As we discussed in our last quarterly conference call, the market for office products is shifting away from the wholesale suppliers toward the superstores and mass merchandisers, and we have responded to that shift in order to grow with this market. We have succeeded in this strategic move as we have achieved a leading market share after starting the year without a significant position with any superstores. While this strategic move hurt profits in Q3 and Q4, we believe it will benefit us in the future. We expect profitability to improve in the second half of 2005.

CORPORATE

Unallocated corporate expenses were up slightly from the same period last year after eliminating the cost of the legal settlement that impacted Q4 of last year. This increase was due in large part to the cost of compliance with the requirements of the Sarbanes-Oxley Act. We expect that the increase in our audit fees and our cost of compliance will be ongoing.

SUMMARY OF THE RESULTS

In summary, we had very strong top line growth in the quarter and for the whole year. Our margins declined in the quarter and in the year as our product mix has been changing. The important market share gains made within the superstores customer base and the defense of our leading position within the overall office product channel by our Resale Segment came at a considerable price. This decision

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was taken because it enabled us to fill a lot of unused capacity on some of our envelope equipment. We are now improving the mix and profitability of products supplied to that channel as B and C items are become a growing proportion of our sales. The rapid series of paper price increases also had a negative impact on our profitability in 2004. Even though we are not happy with the profitability achieved in 2004, we believe that our strong market share gains position us well for profitable growth in 2005.

SOX 404

Finally a word of where we stand on Sarbanes-Oxley Act Section 404 work. The company's management has completed its work in documenting and testing the effectiveness of the company's internal controls and we will be in a position to provide the required new certifications under the Sarbanes-Oxley Act. Although our auditors have not completed their work, we believe that they will also be in a position to render an unqualified opinion on management's assessment as well as their testing of the effectiveness of our internal controls over financial reporting.

I will now turn the call back to Paul Reilly.

TURN THE CALL BACK TO PAUL FOR HIS COMMENTS.

In Q4 we had considerable success in growing our company organically.

The Commercial Segment's sales were up 10% exclusive of acquired sales. The Resale Segment's sales were up 13.6%.

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Looking at these on a product basis, commercial print sales were up 15.1%,
Envelope sales were up 14.2% and Business Forms and Labels were up 4.6%.

As we have often discussed, the success of our strategy is measured through increases in market share and increases in Return on Capital Employed. Clearly the first measurement is being achieved.

Using our composite market share calculation we have referred to in the past, we estimate that in the quarter we grew organically 4.4% faster than the markets we are in.

Cenveo's sales growth success has been achieved by following the strategy that we first developed in 2001 and have since refined. Our strategy simply stated has three thrusts.

       1) Seamlessly, offer large customers a "one stop shopping" value proposition. Q4, all of 2004 and 2003 performance included tangible results from this thrust.
       2) Provide local (small to medium sized) customers a high level of service including "one stop shopping". In 2005, much emphasis will be placed on increasing local sales, which tend to be on average higher margin accounts. In January we rolled out our robust sales management process which will leverage the power of our 700 sales executives to better deliver our value proposition to local customers.
       3) Drive operational excellence through mobilized or empowered employees that use benchmarking and best practice sharing. This thrust has improved customer service and has improved operating

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          efficiencies for several years. In 2005, we expect between $10 and $20 million in profit improvements from our internal benchmarking process.

Our strategy is to act as One Company and bring to our customers the benefits of our size.

Not only do we approach our customers along our Commercial or Direct Sales Channel and our Resale Channel we also deal with them on a local, regional or national basis. All these various ways of interacting with our customers create different needs in our sales forces and our manufacturing capabilities.

In the end though the value proposition remains the same: We understand our customer's visual communications needs and we connect resources to deliver customized messages and solutions.

The markets we are in are sizeable. We estimate the market size for customized short and long run visual communications to be $60 billion or more. Cenveo is building on powerful market trends to make communication more efficient, relevant and powerful. We're showing our customers new ways to leverage the power of print by integrating it with the web, email, mobile devices, the kiosk at the mall and the cash register. We're addressing their enterprise needs also, with tools that streamline workflow and move products and messages to markets faster. Most important, we're helping our customers grow sales and brand loyalty by communicating one-to-one with carefully targeted audiences. The future of print from our vantage point is about intelligent solutions that deliver results across multiple platforms, and one partner, Cenveo, who can do it all.

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Print is the medium that connects all the dots in the digital age. It drives business to the Internet, and it leads from the Internet to thousands of outlets for information and commerce. Today the value of print communication is increased by two key trends. The first is the rise of customized messages and advertising tailored to individuals and small audiences. The second is the growing demand for enterprise solutions that integrate print with other technologies and streamline communications management. The first trend connects the people, the second trend drives efficiency. Cenveo is uniquely positioned to deliver the benefits of both.

Leveraging the capabilities of our large network is at the heart of our strategy. In 2004 we focused on integrating digital print capabilities with our offset and web capabilities at strategic locations. Today we have installed 26 digital presses, including seven four-color variable-print digital presses in 14 locations. As we link our digital capabilities, we are creating a true "distribute and print" business model across North America that enables mass communications on a large scale. Our digital strategy has measurably increased response rates for several large customers.

We have built the framework for the success we must deliver to our shareholders, which is strong profitable growth. This framework is in place. It can supply more robust growth allowing Cenveo's profitability to continuously grow even in unfavorable industry conditions like those experienced in Q4. Cenveo's employees will ensure that this happens. Through the resources of Cenveo University, the Sales Management Process and through the Internal Benchmarking Initiative, we are giving our employees the tools and abilities to execute upon our strategy and deliver value to our shareholders.

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Building on the growth successes of the fourth quarter and leveraging our strategy, I am confident that the employees of Cenveo will rise to the occasion.

LET'S NOW TURN TO SOME GUIDANCE ON 2005.

         During his remarks, Michel already touched on many of the elements of guidance. He explained that we expect to generate $35 million of free cash flow in 2005. He also pointed out that we expected to see margins in our Resale segment and in particular the office products channel to improve in the second half of 2005. The decline in profitability year over year that we saw in the Resale Segment because of the office products channel pricing pressures, will continue in the first half of 2005 again on a year over year basis. We both talked about the strong sales gains in the fourth quarter as somewhat of a harbinger of things to come.

          That being said, during the upcoming year a number of variables are going to continue to affect the ability of our business to grow their top line. Paper companies continue to attempt to increase prices. Although we expect the advertising environment to continue to grow, print advertising growth is always negatively impacted by rapid paper price increases. Our ability to rapidly pass these on will be a determining factor in our ability to improve margins. To substantially increase profits we will therefore need to continue to increase market share. While I'm very confident that we will be able to do that, it is somewhat more difficult to predict the margins we will be able to achieve. One thing that we cannot plan on is to have such large increases in organic growth as we had in Q4 of 2004.

          On the expense side of our business, I see increases as almost inevitable. Our results in 2003 and 2004 have not met our internal goals and as a result very little management

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incentive remuneration has been paid out during those two years. So as we are planning for a successful 2005, we have to provide in our forward plans for such management incentives. They are estimated to represent approximately a 5% increase in total SG&A.

         So let me put all these trends together and give you a sense of where our business should go in 2005:

1- Sales growth will continue in both segments and this should represent a 4% to 5% positive change on average each quarter (again the Q4 2004 rate of growth is not sustainable)

2- Because of the uncertainty of what will happen in the paper cost area, the effect of oil price increases on the costs to us of ink and films, and some risk in our ability to pass on all these increases, I would expect to see Gross Profit margins to remain in the 20% to 21% range

3- SG&A will stay in a narrow band of 15% to 16% of sales, an increase over 2004

4- Depreciation should stay at the same level attained in 2004, which is around $47 million

5- As a result, I would expect EBITDA for the full year to improve but it will probably represent a low single digit percent improvement

6- It is very important to note that because of the wrap around effect of the reduction in the profitability of our Resale Segment, and also because there will be some special charges related to my departure from Cenveo, we expect profitability in Q1 2005 to be lower than that achieved

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in 2004. Q2 profitability should be relatively flat and all the 2005 improvement is to be expected in the second half.

7- if we see what we deem to be significant changes to these parameters we may update you at our quarterly conferences.

TO CONCLUDE:

       1. Q4 was a strong sales growth quarter, and we view this as a good indicator for the future

       2. The strategy that Cenveo is pursuing is the right one

       3. We are confident that we will achieve better results but these will occur in the second half of the year

       4. On a personal note, in January 2005 I offered my resignation as CEO and President to Cenveo's Board of Directors. The Board has accepted my resignation pending the hiring of my replacement. It has been a pleasure and an honor to lead Cenveo's management team, and I am proud of our many collective accomplishments. My resignation in no way reflects a lack of confidence in Cenveo's strategy or its direction.

This concludes my remarks.


OPEN THE CALL TO QUESTIONS.

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